UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): April 24, 2014

HealthSouth Corporation
(Exact name of Registrant as specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-10315	63-0860407
(Commission File Number)	(IRS Employer Identification No.)

3660 Grandview Parkway, Suite 200, Birmingham, Alabama 35243
(Address of Principal Executive Offices, Including Zip Code)
(205) 967-7116
(Registrant's Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, on March 4, 2013, HealthSouth Corporation (“HealthSouth”) received document subpoenas from an office of the U.S. Department of Health and Human Services, Office of the Inspector General (the “HHS-OIG”) addressed to four hospitals. The investigation is being conducted by the United States Department of Justice (the “DOJ”). HealthSouth also previously disclosed that the DOJ, through follow-up conversations, indicated it intended to request files from additional hospitals. After market close on April 24, 2014, HealthSouth received document subpoenas relating to an additional seven of its hospitals. The new subpoenas reference substantially similar investigation subject matter as the original subpoenas and request materials from the period January 2008 through December 2013. Two of the four hospitals addressed in the original set of subpoenas have received supplemental subpoenas to cover this new time period. The new subpoenas do not include requests for specific patient files, but it is expected that such requests will be made for the new group of hospitals.

All of the subpoenas are in connection with an investigation of alleged improper or fraudulent claims submitted to Medicare and Medicaid and request documents and materials relating to practices, procedures, protocols and policies, of certain pre- and post-admissions activities at these hospitals including, among other things, marketing functions, pre-admission screening, post-admission physician evaluations, patient assessment instruments, individualized patient plans of care, and compliance with the Medicare 60% rule. Under the Medicare rule commonly referred to as the “60% rule,” an inpatient rehabilitation hospital must treat 60% or more of its patients from at least one of a specified list of medical conditions in order to be reimbursed at the inpatient rehabilitation hospital payment rates, rather than at the lower acute care hospital payment rates.

In 2009, the United States Centers for Medicare and Medicaid Services issued new coverage rules and coverage criteria applicable for reimbursement as an inpatient rehabilitation hospital that became effective in January 2010. Many of these rules and criteria focused on the adequacy of documentation, with an emphasis on ensuring a patient’s medical record contained certain information, such as pre-admission screening documentation and post-admission physician evaluations. HealthSouth, in advance of the effective date of these new coverage rules and coverage criteria, undertook efforts to publish an extensive compliance guide and to institute a standardized, company-wide training program to ensure compliance with these new coverage rules and criteria. HealthSouth also has significant on-going training and education regarding compliance with these rules and criteria.
HealthSouth is cooperating fully with the DOJ in connection with these subpoenas and is currently unable to predict the timing or outcome of this investigation.

Forward-Looking Statements
Statements contained in this Form 8-K which are not historical facts, such as the timing or outcome of the DOJ investigation discussed above, are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates or projections based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, regulatory investigations, HealthSouth’s business strategy, its financial plans, its future financial performance, or its projected business results or model. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving HealthSouth, including the Houston long-term acute care hospital HHS-OIG investigation or the DOJ investigation discussed above; increased costs of regulatory compliance and compliance monitoring in the healthcare industry, including the costs of investigating and defending asserted claims, whether meritorious or not, and the potential reputational harm associated with those claims; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of HealthSouth’s information systems; significant changes in HealthSouth’s management team; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth’s response thereto; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and HealthSouth’s ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including the Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHSOUTH CORPORATION

By:	/S/ JOHN P. WHITTINGTON
	Name:	John P. Whittington
	Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: April 25, 2014